Exhibit 99.1

Natera Reports First Quarter 2023 Financial Results

AUSTIN, Texas, May 9, 2023 — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA testing, today reported financial results for the first quarter ended March 31, 2023.

Recent Strategic and Financial Highlights

●	Generated total revenues of $241.8 million in the first quarter of 2023, compared to $194.1 million in the first quarter of 2022, an increase of 24.5%. Product revenues grew 25.2% over the same period.
●	Processed approximately 626,200 tests in the first quarter of 2023, compared to approximately 489,300 tests in the first quarter of 2022, an increase of 28.0%.
●	Performed 71,000 oncology tests in the first quarter of 2023, compared to approximately 35,100 units in the first quarter of 2022, an increase of 102.2%.
●	Reinforced Panorama NIPT differentiation and data leadership with three papers (2 published, 1 accepted), including new evidence from the SMART study.
●	Received Medicare coverage for Prospera in heart transplantation.
●	Secured first commercial coverage decisions for Signatera, including pan-cancer coverage policy from Blue Shield of California.
●	New study published in Cancer highlights Signatera’s performance in stages III – IV melanoma.
●	Expanded I-SPY2 study published in Cancer Cell demonstrates prognostic and predictive value of Signatera for breast cancer patients in the neoadjuvant setting.
●	Raising 2023 annual revenue guidance from $990 million to $1.0 billion to a new range of $995 million to $1.015 billion.

“We are off to an excellent start in 2023,” said Steve Chapman, Natera’s Chief Executive Officer. “We published important new data sets in the women’s health and oncology settings, received the first commercial coverage policies for Signatera, and secured Medicare reimbursement for Prospera in heart transplantation. Our performance demonstrates the strength of our technology, and we look forward to helping millions of additional patients and advancing our mission to transform the management of disease.”

First Quarter Ended March 31, 2023 Financial Results

Total revenues were $241.8 million in the first quarter of 2023, compared to $194.1 million for the first quarter of 2022, an increase of 24.5%. Product revenues were $237.8 million in the first quarter of 2023, compared to $190.0 million in the first quarter of 2022, an increase of 25.2%. The growth in product revenues was driven by an increase in test volumes compared to the first quarter of 2022.

Natera processed approximately 626,200 tests in the first quarter of 2023, including approximately 607,700 tests accessioned in its laboratory. This compares to approximately 489,300 tests processed in the first quarter of 2022, including approximately 473,200 tests accessioned in its laboratory, an increase of 28.0%.

In the three months ended March 31, 2023, Natera recognized revenue on approximately 583,400 tests for which results were reported to customers in the period (tests reported), including approximately 566,000 tests reported from its laboratory, compared to approximately 456,100 tests reported, including approximately 440,900 tests reported from its laboratory, in the first quarter of 2022, an increase of 27.9% for the quarter.

Gross profit* for the three months ended March 31, 2023 and 2022 was $93.6 million and $90.9 million, respectively, representing a gross margin of 38.7% and 46.8%. Natera had lower margins in the first quarter of 2023 compared to the first quarter of 2022 primarily due to increased labor, overhead costs, and third-party services driven by volume growth and product support.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the first quarter of 2023 were $231.9 million, compared to $228.0 million in the same period of the prior year, an increase of 1.7%. The increase was primarily driven by additional headcount to support the Company’s expansion, volume growth, and product development. Loss from operations for the first quarter of 2023 was $138.3 million, compared to $137.1 million for the same period of the prior year.

The Company reported a net loss for the first quarter of 2023 of $136.9 million, or ($1.23) per diluted share, compared to a net loss of $138.6 million, or ($1.45) per diluted share, for the same period in 2022. Weighted average shares outstanding were approximately 111.8 million in the first quarter of 2023, compared to 95.6 million in the first quarter of the prior year.

As of March 31, 2023, Natera held approximately $812.0 million in cash, cash equivalents, short-term investments and restricted cash, compared to $898.4 million as of December 31, 2022. As of March 31, 2023, Natera had a total outstanding debt balance of $362.4 million, comprised of $80.4 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 121 basis points and a net carrying amount of $282.0 million under its seven-year convertible senior notes issued in April 2020. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of March 31, 2023.

Financial Outlook

Natera is raising its expectations for 2023 total revenue from $980 million to $1.0 billion to a new range of $995 million to $1.015 billion, and continues to expect 2023 gross margin to be approximately 41% to 44% of revenues; selling, general and administrative costs to be approximately $510 million to $540 million; research and development costs to be $325 million to $345 million, and net cash consumption to be approximately $300 million to $325 million **.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2023 to be approximately $250 million to $275 million) and GAAP net purchases of property and equipment (estimated for 2023 to be approximately $50 million).

Test Volume Summary

Unit	Q1 2023	Q1 2022	Definition
Tests processed	626,200	489,300	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	607,700	473,200	Test accessioned in our laboratory
Tests reported in our laboratory	566,000	440,900	Total tests reported in our laboratory less units reported outside of our laboratory
Tests reported	583,400	456,100	Total tests reported

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 100 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera's First Quarter 2023 Financial Results Conference Call
Date:	Tuesday, May 9, 2023
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(888) 770-7321, Domestic
(929) 201-7107, International
Conference ID:	7684785

Webcast Link:	https://events.q4inc.com/attendee/726007467

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company’s financial guidance for fiscal 2022, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may need to raise additional capital to support our business plans, which may not be available when necessary or on favorable terms; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, including investigations, subpoenas, demands, disputes, litigation, requests for information and other regulatory or administrative actions or proceedings, or resulting from either third party claims of intellectual property infringement or asserting infringement by third parties of our technology, is costly, may result in substantial business and financial penalties, may be time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value per share amount)

	March 31,	December 31,
	2023	2022
		(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$403,154	$466,091
Short-term investments	408,858	432,301
Accounts receivable, net of allowance of $5,134 and $3,830 at March 31, 2023 and December 31, 2022, respectively	246,785	244,385
Inventory	40,683	35,406
Prepaid expenses and other current assets, net	29,988	33,634
Total current assets	1,129,468	1,211,817
Property and equipment, net	100,587	92,453
Operating lease right-of-use assets	69,537	71,874
Other assets	19,288	18,330
Total assets	$1,318,880	$1,394,474
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,123	$31,148
Accrued compensation	39,231	44,010
Other accrued liabilities	118,638	144,214
Deferred revenue, current portion	16,579	10,777
Short-term debt financing	80,398	80,350
Total current liabilities	290,969	310,499
Long-term debt financing	281,973	281,653
Deferred revenue, long-term portion	21,511	20,001
Operating lease liabilities, long-term portion	73,854	76,577
Total liabilities	668,307	688,730

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	11	11
Additional paid-in capital	2,741,932	2,664,730
Accumulated deficit	(2,079,572)	(1,942,635)
Accumulated other comprehensive loss	(11,798)	(16,362)
Total stockholders’ equity	650,573	705,744
Total liabilities and stockholders’ equity	$1,318,880	$1,394,474

(1)	The consolidated balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
(2)	As of March 31, 2023 and December 31, 2022, there were approximately 113,359 and 111,255 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended
	March 31,
	2023	2022
Revenues
Product revenues	$237,797	$190,002
Licensing and other revenues	3,959	4,131
Total revenues	241,756	194,133
Cost and expenses
Cost of product revenues	147,754	102,670
Cost of licensing and other revenues	370	545
Research and development	82,306	80,414
Selling, general and administrative	149,627	147,634
Total cost and expenses	380,057	331,263
Loss from operations	(138,301)	(137,130)
Interest expense	(3,061)	(2,087)
Interest and other income, net	4,585	801
Loss before income taxes	(136,777)	(138,416)
Income tax expense	(160)	(179)
Net loss	$(136,937)	$(138,595)
Unrealized gain (loss) on available-for-sale securities, net of tax	4,564	(11,617)
Comprehensive loss	$(132,373)	$(150,212)

Net loss per share:
Basic and diluted	$(1.23)	$(1.45)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	111,767	95,578